Exhibit 99.1

CHANNELL ANNOUNCES PRELIMINARY THIRD QUARTER
 REVENUE AND EARNINGS RESULTS

TEMECULA, Calif., — October 31, 2005 — Channell Commercial Corporation (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks manufactured throughout Australia, announced today that revenue and basic earnings per share for the third quarter ended September 30, 2005 will be below the Company’s previous guidance, due to lower than expected net sales from its major North American broadband clients and logistical issues impacting Bushman Tanks’ third quarter shipments.  Management now expects third quarter revenues to be approximately $27 million.  The Company also expects a net loss per basic share for the third quarter.  In addition, consolidated profit margins were also affected by higher raw material prices, fuel surcharges on freight costs and the unfavorable absorption of overhead expenses from lower revenues in their domestic operations.

Commenting on the preliminary financial results, William H. Channell Jr., President and Chief Executive Officer, stated, “The issues impacting Bushman Tanks during the quarter were isolated events and operations are expected to return to normal levels in the fourth quarter.  In North America, we anticipate softness in the broadband market through the end of 2005.  As a result, we are addressing this situation with swift and decisive action that will significantly improve our cost structure and financial performance in 2006.  We are implementing cost cutting measures that will provide an estimated savings of $4.5 million over the full year of 2006.  By taking these aggressive measures, we are optimistic our global operations will be profitable next year.”

Channell expects to announce final third quarter 2005 results on November 14, 2005, at which time guidance for the fourth quarter of 2005 will be provided.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  Channell’s website is www.channellcomm.com.

Forward-Looking Statements
This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future expenses and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.

Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Jerry Collazo	Lasse Glassen	Amy Cozamanis
Chief Financial Officer	General Information	Analysts & Investors
(951) 719-2600	(310) 854-8313	(310) 854-8314
	lglassen@financialrelationsboard.com	acozamanis@financialrelationsboard.com